Exhibit 99.1

ENSERVCO ANNOUNCES AGREEMENT TO ACQUIRE ACCRETIVE ENERGY LOGISTICS BUSINESS TO DIVERSIFY THE COMPANY

●	Addition of Buckshot Trucking to Provide New Logistics Service Offerings Through Growing and Historically Profitable Business
●	Acquisition to Generate Increased Operational and Financial Flexibility with Year-Round Business Not Dependent on Weather
●	Buckshot’s Founders and Team to Remain in Place to Support Integration and Drive Further Growth in Overall Business

LONGMONT, Colo., Mar 20, 2024 (GLOBE NEWSWIRE) – Enservco Corporation (NYSE American: ENSV) (“Enservco” or the “Company”), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industry, today announced an agreement to acquire Buckshot Trucking LLC (“Buckshot”), which is headquartered in Fort Lupton, Colorado, subject to usual closing conditions (the “Transaction”). Consideration due at closing is $5.0 million consisting of a combination of $3.75 million in cash and the balance in Enservco common stock before usual closing and post-closing adjustments. The closing date of the Transaction is expected before the end of the second quarter.

TRANSACTION RATIONALE & KEY HIGHLIGHTS

●	When completed, will strategically transform the Company by entering the logistics business with immediately accretive acquisition of Buckshot:

o	Adds higher margin business that has historically generated strong growth and cash generation without substantial new overhead;

o	Provides year-round prospective growth with operational and financial visibility;

o	Provides incremental services for the Company’s existing and expanded customer base while providing pathway for earnings and cash flow growth and improved predictability;

o

Creates new operating division that complements and expands current strong market position in hot oiling and acidizing services and frac water heating services, in addition to non-oil & natural gas customers;

●	Buckshot founder and current owners Tony Sims and Jim Fate will continue to lead their business;

●

Buckshot’s 2023 unaudited EBITDA (earnings before interest, tax and depreciation) is approximately $2.3 million on revenue of approximately $8.2 million, a near doubling of Buckshot’s revenue since 2021;

MANAGEMENT COMMENTARY

Richard A. (“Rich”) Murphy, Chairman and CEO of Enservco, commented, “We are excited to announce this agreement to acquire an immediately accretive logistics business that will transform Enservco. We look forward to working closely with Buckshot owners Tony and Jim and their dedicated team to drive further expansion and execute on the synergies available from our collective asset and customer bases. Buckshot provides a strong complement to our current service offerings with the added benefit of not being winter weather dependent. Buckshot will also provide a substantial improvement in operational and financial visibility, which benefits our business, shareholders, and other stakeholders.”

Tony Sims, Founder of Buckshot Trucking LLC, commented, “We are excited about the opportunity to combine with Enservco. In addition to our identified list of potential expansion targets in current markets, we look forward to expanding our business into other areas based on Enservco’s extensive operational footprint and customer base.”

Mr. Murphy, concluded, “Today’s announcement is timely as we recently gave an operations update disclosing our improved operational performance in 2023 and encouraging start to 2024. Adding Buckshot to our portfolio is expected to substantially improve financial results for 2024 and support further improvement and growth in subsequent years. We look forward to reporting fourth quarter and full year results for 2023 later this month and providing additional updates. Most important, we appreciate our shareholders’ continued support as we further transform the organization to drive long-term growth.”

ADDITIONAL TRANSACTION DETAILS

The initial consideration is $5.0 million, including $3.75 million of cash to be paid at closing and $1.25 million of ENSV common stock, with the stock price based on the 10-day period immediately preceding the Closing Date. As part of the Transaction, the principals at Buckshot have the opportunity for an additional potential performance payout of up to $0.5 million based on growth and financial performance relative to the performance of Enservco’s stock.

The Transaction is expected to close in the second quarter, subject to approval by Enservco stockholders. To fund the $3.75 million of cash to paid at the Transaction’s closing, Enservco must raise additional capital either through the equity and/or debt markets.

FURTHER INFORMATION

Enservco will post to its website an updated Company presentation by Tuesday, March 26, as well as a webcast with Rich Murphy and other executives discussing the Transaction and the Company’s outlook.

ABOUT ENSERVCO

Enservco provides a range of oilfield services through its various operating subsidiaries, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering major domestic oil and gas basins across the United States. Additional information is available at www.enservco.com.

ABOUT BUCKSHOT TRUCKING LLC

Founded in 2017 and headquartered in Fort Lupton, Colorado, the Company’s greater Rocky Mountain focus is complemented by an extensive presence of operations in Wyoming, Utah, North Dakota, and Texas, supported by a key base of operations in Casper, Wyoming. Buckshot focuses on hot shot trucking, dedicated freight services, and less-than-truckload (“LTL”) services within the oil and gas sector. With the transaction, the Company is targeting to further expand by leveraging ENSV’s current footprint of operations in key U.S. basins, including the Marcellus / Utica.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2022, and subsequently filed documents with the Securities and Exchange Commission (“SEC”). Forward looking statements in this news release that are subject to risks related to, among other things, completion of the proposed Transaction on anticipated terms and timing, including Enservco obtaining stockholder approval, the ability of Enservco to raise sufficient capital, either through the sale of equity or issuance of debt, to fund the cash portion of the purchase price , and the ability of Enservco to successfully integrate Buckshot’s market opportunities, personnel and operations and to achieve expected benefits. . Enservco disclaims any obligation to update any forward-looking statement made herein.

CONTACT

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com